July 9, 2007

Michael R. Drogin, C. P. A.
Managing Partner
LIEBMAN, GOLDBERG & DROGIN, LLP
Suite 420
595 Stewart Avenue
Garden City, New York 11530-4736

Subject: Dismissal of Liebman, Goldberg & Drogin, LLP as Cartoon's Principal Certifying Accountant

Dear Mr. Drogin,

     On or about January 25, 2005, there occurred a change in control of Cartoon Acquisition, Inc., a United States corporation organized under the laws of the State of Delaware, Commission File No. 000-50411 ("Cartoon").

     Following that change in control, the undersigned, after being duly elected and appointed to serve as Cartoon's sole officer and sole director, performed a cursory review of Cartoon's prior filings with the U. S. Securities and Exchange Commission (the "Commission").

     The undersigned was informed by his review of a certain Cartoon filing that your firm was duly nominated and engaged to serve as Cartoon's principal certifying accountant on July 2, 2004. (This event was timely reported to the Commission by Cartoon on July 8, 2004 in a current report on Form 8-K for the period ended July 2, 2004.) However, your firm's dismissal was never reported to the Commission, primarily, because Cartoon's former sole director and the undersigned determined that your firm never prepared any work or services for Cartoon and that it was never compensated by Cartoon. Consequently, although unintentional, Cartoon's present senior executive management determined there was no reason to report your firm's dismissal because you never did any work and because you were never compensated by Cartoon. Cartoon, however, did make certain mention of Liebman, Goldberg's former association with it in a number of periodic and annual reports.

     In fairness to your firm's review of this matter, I am listing the reports that Cartoon made mention of Liebman, Goldberg in the table below.

Mr. Michael R. Drogin, July 9, 2007, Page 1 of 4

Page
Description of Entry		Report Accession No.	No.

Form 8-K Current Report
July 2, 2004
Item 4(b).	New Independent
Auditors.		0000950152-04-005227	2

Form 10-QSB
September 30, 2004
Item 4. Submission of Matters to a
Vote of Security Holders.			14, 15,
Item 5. Other Information.		0001294447-05-000015	16

(First Amended) Form 10-QSB
September 30, 2004
Item 4. Submission of Matters to a
Vote of Security Holders.
Item 5. Other Information.			14, 15,
		0001294447-06-000004	16
Form 10-KSB Quarterly Report
December 31, 2004
Item 4.1. Information Required by
Items of Schedule 14A.
Item 5. Changes in Registrant's
Certifying Accountant.
Notes to Financial Statements.		0001294447-06-000004	6, 16

Form 10-QSB Quarterly Report
June 30, 2005
Item 4.1. Information Required by
Items of Schedule 14A.
Item 5. Changes in Registrant's			21, 22,
Certifying Accountant.		0001294447-06-000012	33, 34

(First Amended) Form 10-QSB
Quarterly Report June 30, 2005
Item 4.1. Information Required by
Items of Schedule 14A.
Item 5. Changes in Registrant's			21, 22,
Certifying Accountant.		0001294447-06-000014	33, 34

Form 8-K Current Report dated
June 12, 2007
Exhibit 99.2
Section 3.A.
Engagement and Dismissal of			11, 12,
Liebman, Goldberg		0001351458-07-000015	13

Mr. Michael R. Drogin, July 9, 2007, Page 2 of 4

     The most recent mentions of your firm's engagement and dismissal were during a number of informal discussions held between the undersigned and the Commission as the result of a comment letter Cartoon received from the Commission on September 18, 2006. While Liebman, Goldberg was not the subject of that comment letter, certain subsequent discussions with the Commission revealed that no current report on Form 8-K disclosing your firm's dismissal was filed with the Commission by Cartoon. (The last entry on the table above is a recomposed version of Cartoon's reply to the Commission's comment letter. There were certain sections of the letter for which Cartoon requested "confidential treatment" of the information by the Commission; however, I can assure you that no part of the confidential sections of that letter pertained to Liebman, Goldberg. In any event, Cartoon's reply to the Commission is self-explanatory and, again, I am drawing your attention to it so that your firm may fully investigate any mention of your firm to the Commission and/or to the public.)

     Consequently, in this regard, Cartoon obligated itself in its reply to the Commission to provide it with the specifics relative to your firm's service with Cartoon prior to its dismissal, and of the specific events that surrounded your firm's engagement and dismissal. Moreover, Item 304(a)(3) of Regulation S-B requires Cartoon (a) to furnish you with a copy of its report to the Commission on the date such report is filed therewith and (b) must instruct you to and provide you with the opportunity to respond to Cartoon's comments by directly corresponding with the Commission.

     To aid you in responding to the Commission, accordingly, I am providing you with the most recent citation of Item 304(a)(3) of Regulation S-B, as follows:

Item 304(a)(3) (17 CFR 228.304) "The small business issuer shall provide the former accountant with a copy of the disclosures it is making in response to this Item no later than the day that the disclosures are filed with the Commission. The small business issuer shall request the former accountant to furnish a letter addressed to the Commission stating whether it agrees with the statements made by the issuer and, if not, stating the respects in which it does not agree. The small business issuer shall file the letter as an exhibit to the report or registration statement containing this disclosure. If the letter is unavailable at the time of filing, the small business issuer shall request the former accountant to provide the letter so that it can be filed with the Commission within ten business days after the filing of the report or registration statement. Notwithstanding the ten business day period, the letter shall be filed within two business days of receipt. The former accountant may provide an interim letter highlighting specific areas of concern and indicating that a more detailed letter will be forthcoming within the ten business day period noted above. The interim letter, if any, shall be filed with the report or registration statement or by amendment within two business days of receipt."

     In conclusion, may I suggest that you comply with the Commission's suggestions hereinunder, by reviewing the information Cartoon is reporting to the Commission on Form 8-K (for the period ended April 3, 2005) and that you reply directly to the Commission as required by the aforementioned citation of the Commission's rules.

     For your convenience, I am providing you with the Commission's current address, as follows:

Mr. Michael R. Drogin, July 9, 2007, Page 3 of 4

U. S. Securities and Exchange Commission
100 F Street, Northeast
Washington, D. C. 20549-2000

It may be prudent for you to provide Cartoon's Commission file number on your letter, which is 000-50411. This will aid the Commission in cross-referencing your reply to them in a timely manner.

     Once again, I appreciate your courtesy and timely attention to this matter. Of course, should you have any questions regarding this matter, please do not hesitate to contact me at 585-495-6914.

RSH:sdb
cc: U. S. Securities and Exchange Commission (via Form 8-K Report for the period ended April 3, 2005)

Enclosure, Form 8-K dated April 3, 2005 (Filed on the EDGAR System on July 9, 2007)